UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 25, 2009
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

175 North Riverview Drive Anaheim, California	92808

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 283-6500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On November 6, 2009, President Barack Obama signed into law the Worker, Homeownership, and Business Assistance Act of 2009 (H.R. 3548), which further expanded the five-year net operating loss (“NOL”) carryback provisions that were initially expanded under the American Recovery and Reinvestment Act of 2009 (“ARRA”). This new law allows businesses to carryback either their 2008 or 2009 NOL to claim refunds of taxes paid within the prior five years. Under ARRA, only small businesses, as defined in ARRA, were permitted to elect a five-year NOL carryback. Fremont General Corporation (the “Company) and its subsidiaries did not qualify as a “small business” under ARRA and were restricted to a two-year carryback provision under section 172(b)(1)(A)(i) of the Internal Revenue Code of 1986, as amended.
As a result of this new law, the Company and its subsidiaries, who file a consolidated federal corporate income tax return, are now permitted to elect up to a five-year carryback of its NOLs incurred in either 2008 or 2009. The Company intends to make such an election for the NOLs generated in 2008, and has determined that the carryback of the 2008 NOL is estimated to result in a tax refund of approximately $22 million; however, the exact amount of the tax refund and the timing to receive the refund remains uncertain as we continue to work with the Internal Revenue Service (“IRS”) in completing their audits of the Company’s consolidated tax returns for the years ended 2006 and 2007. The Company plans to accrue the estimated benefit of the 2008 NOL carryback tax refund in the fourth quarter of 2009, and expects to submit the required filings with the IRS for receipt of the NOL carryback refund as soon as reasonably possible following the resolution of the ongoing IRS audits.
After giving effect to the five-year carryback of the 2008 NOL and all NOL carrybacks from prior tax years, the Company estimates that the remaining NOL carryforward for the Company’s consolidated tax group will be approximately $769 million as of December 31, 2008. The NOL carryforward may be used to offset future federal tax obligations, if any, of the Company and its subsidiaries.
The amount of both the tax refund and the NOL carryforward are current estimates which may change based upon various factors, including the completion of the IRS audits of the 2006 and 2007 consolidated tax returns or audits by the IRS of subsequent open tax years.
As previously disclosed, the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”) terminated, effective as of July 17, 2009, the “exclusive period” in which only the Company would be permitted to solicit votes on a filed plan of reorganization, permitting other parties in interest to file alternative plans of reorganization and accompanying disclosure statements (collectively, “Alternative Plans”). As of the date hereof, there have been Alternative Plans filed with the Bankruptcy Court. Any such Alternative Plans may include information about the Company and its subsidiaries without input from or approval of the Company or its management, which information may include disclosure related to NOLs, expected tax refunds, carryforward NOLs, among other items. The Company and its management reiterate the fact that — except to the extent expressly stated to the contrary — any and all statements, representations, estimates, analysis, projections and other information contained in any Alternative Plans, including those relating to anticipated tax benefits from the Company’s NOLs, should be attributed solely to the applicable proponents of such Alternative Plan, and thus should not be relied upon as statements of the Company or its management team to the extent such information is inconsistent with this Current Report on Form 8-K or other information we have previously reported. Moreover, we continue to caution investors and other interested parties that certain financial information, including information relating to the anticipated tax benefits from the Company’s NOLs, relating to the Company and its wholly-owned subsidiary, Fremont Reorganizing Corporation (“FRC”), as well as related representations that are expected to be contained in one or more of the Alternative Plans are based upon financial statements that have not been audited or reviewed by independent registered accountants, may not have been presented in accordance with generally accepted accounting principles and/or were prepared for internal purposes only. Further, the Company advises that such unaudited financial information and related representations in any Alternative Plans that are attributable to the Company or its management have been either: (i) prepared by the Company for internal purposes only and not for the purpose of distributing such information to the public or (ii) prepared as part of the Company’s Monthly Operating Reports that are filed with the United States Trustee for the Central District of California, Santa Ana Division in accordance with the United States Bankruptcy Code, which the Company has previously stated should not be relied upon for investment purposes. As such, investors and other interested parties should not rely upon such information until the Bankruptcy Court has approved the disclosure statement relating to any Alternative Plan as containing the “adequate information” required by section 1125 of the United States Bankruptcy Code.
Cautionary Statement Regarding Forward Looking Statements
Certain statements contained in this Current Report on Form 8-K may be deemed to be forward-looking statements under federal securities laws and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, the outcome of litigation concerning certain causes of action of the Company, the results of the Company’s review of submitted claims and the Company’s ability to resolve contingent and unliquidated claims. Additional information on these and other factors is contained in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: November 25, 2009	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Interim President and Chief Executive Officer